Exhibit 10.12

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

(MULTI-COUNTRY PLATFORM)

BY AND AMONG

GLOBO COMUNICAÇÕES E PARTICIPAÇÕES S.A.

DTH USA, INC.

AND

THE DIRECTV GROUP, INC.

Dated as of October 15, 2004

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8.2	Survival.	20
8.3	Indemnification by Globo.	20
8.4	Indemnification by DIRECTV.	20

ARTICLE 9 MISCELLANEOUS		20

9.1	Terms Generally.	20
9.2	Expenses.	21
9.3	Notices.	21
9.4	Governing Law; Jurisdiction.	22
9.5	Binding Effect.	23
9.6	Assignment.	23
9.7	No Third Party Beneficiaries.	24
9.8	Amendment; Waivers, etc.	24
9.9	Remedies.	24
9.10	Entire Agreement.	24
9.11	Severability.	24
9.12	Construction.	24
9.13	Headings.	25
9.14	Counterparts.	25

ii

PURCHASE AND SALE AGREEMENT

(Multi-Country Platform)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 15th day of October, 2004, by and among Globo Comunicações e Participações S.A., a Brazilian sociedade anônima (“Globo”), DTH USA, Inc., a Delaware corporation (“DTH”), and The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”).

RECITALS

A. Globo owns 1,000 shares (the “DTH Shares”) of common stock, par value $0.01 per share (“Common Stock”), of DTH, which DTH Shares constitute all of the issued and outstanding shares of capital stock of DTH.

B. DTH owns the following general partner interests:

(i) a 30% general partner interest in Sky Multi-Country Partners, a general partnership (“MCOP”);

(ii) a 30% general partner interest in Sky Latin America Partners, a general partnership (“Sky Partners”); and

(iii) a 30% general partner interest in DTH Techco Partners, a general partnership (“Techco”).

C. PanAmSat International Systems, Inc., a Delaware corporation (“PanAmSat”), as successor-in-interest to PanAmSat Corporation, a Delaware corporation, and MCOP are parties to that certain Transponder Service Agreement, dated March 5, 1998 (as amended from time to time, the “MCOP Transponder Agreement”) pursuant to which DTH, as a general partner of MCOP, is liable for certain of MCOP’s obligations thereunder.

D. On the 8th day of October, 2004 (the “Effective Date”), Globo, The News Corporation Limited, an Australian corporation (“News”), and DIRECTV entered into a Participation Agreement (the “Participation Agreement”), pursuant to which, among other things, (i) DIRECTV and Globo agreed to enter into this Agreement relating to the transfer of DTH’s Interests, subject to the terms and conditions hereof, (ii) News (and DIRECTV in certain circumstances) agreed to indemnify each of Globo, DTH and their Affiliates with respect to losses (including accrued and unpaid liabilities) relating to MCOP (including under the MCOP Transponder Agreement and the PanAmSat Guaranty), Sky Partners and Techco (including under the DTH Techco Financings (as defined in the Participation Agreement)), subject to and as provided in the Participation Agreement and (iii) News (and DIRECTV in certain circumstances)

agreed to cause, among other things, (A) PanAmSat to release in full each of Globo, DTH and its affiliates from all obligations under the MCOP Transponder Agreement and (B) certain counterparties of certain financing agreements entered into by Techco to release in full each of Globo, DTH and their Affiliates from all obligations with respect to such agreements still in force as of January 1, 2005 (clause (ii) and (iii) collectively, the “Liability Relief”).

E. On the Effective Date, DIRECTV entered into agreements with (i) News pursuant to which, among other things, DIRECTV is acquiring News’ indirect 30% general partner interest in MCOP, News’ indirect 30% general partner interest in Sky Partners and News’ indirect 30% general partner interest in Techco (collectively, the “News Transactions”), (ii) Grupo Televisa S.A., a Mexican company (“Televisa”), pursuant to which, among other things, DIRECTV is acquiring Televisa’s indirect 30% general partner interest in Sky Partners and is agreeing to acquire in the future, subject to certain conditions, Televisa’s indirect 30% general partner interest in MCOP (collectively, the “Televisa Transactions”), and (iii) Liberty Media International, Inc., a Delaware corporation (“Liberty”), pursuant to which, among other things, DIRECTV is acquiring Liberty’s indirect 10% general partner interest in MCOP, Liberty’s indirect 10% general partner interest in Sky Partners and Liberty’s indirect 10% general partner interest in Techco (collectively, the “Liberty Transactions” and, together with the News Transactions and the Televisa Transactions, the “Related Transactions”).

F. DIRECTV desires to purchase from DTH, and DTH desires to sell, assign and transfer to DIRECTV, (i) the Sky Partners Interest and the Techco Interest, effective as of the Effective Date, upon the terms and subject to the delivery of documents set forth herein and (ii) the DTH Shares (or, in certain circumstances, DTH’s 30% general partner interest in MCOP) in the future upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing (including the Liability Relief), and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree, intending to be legally bound, as follows:

AGREEMENTS

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms in this Agreement shall have the following meanings:

“Affiliate” means, with respect to: (i) DIRECTV, any Person, present or future, which is directly or indirectly in Control of, is Controlled by, or is under common Control with, DIRECTV; (ii) Globo, any Person, present or future which is directly or indirectly in Control of, is Controlled by, or is under common Control with, Globo (including DTH); provided, that (x) none of News nor any of its Controlled Affiliates shall be deemed to be Affiliates of DIRECTV, (y) none of DIRECTV nor any of its Controlled Affiliates shall be deemed to be an Affiliate of News, and (z) none of MCOP, Sky Partners or Techco, nor any of their respective Controlled Affiliates, shall be deemed to be Affiliates of Globo or DIRECTV.

“Agreement” means this Purchase and Sale Agreement, including all Exhibits, Schedules and Annexes attached hereto, as the same may be amended, restated or supplemented from time to time.

“Amount” has the meaning set forth in Section 2.2.

“Assignment and Assumption of Partnership Interests” means the Assignment and Assumption of Partnership Interests in the form attached as Annex A hereto.

“Books and Records” means, with respect to any corporation, such corporation’s books, records, files, papers, minute books, tax records and other corporate records (including historical financial records) whether in hard copy or computer format.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banking institutions in New York, New York (United States of America) or Rio de Janeiro (Brazil) are authorized or obligated by law or executive order to close.

“Closings” means, collectively, the Initial Closing and the Subsequent Closing.

“CNTV” has the meaning set forth in Section 2.3(a)(iii)

“CNTV Condition” has the meaning set forth in Section 2.3(a)(iii)

“CNTV Consent” has the meaning set forth in Section 2.3(a)(iii)

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, the regulations promulgated thereunder.

“Common Stock” has the meaning set forth in Recital A of this Agreement.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person, including any Governmental Consent.

“Contract” means any oral or written contract, agreement, covenant, commitment, arrangement, understanding, settlement, indenture, note bond, loan, instrument, lease, guarantee, conditional sales contract, mortgage, deed of trust, security agreement, royalty, license, franchise or insurance policy, in each case as amended, supplemented, waived or otherwise modified.

“Control” (together with the correlative meanings, “Controlled by” or “under common Control with”) means the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of shares or ownership interests, voting rights, by contract or otherwise.

“Controlled Affiliate” means, with respect to a Person, any Affiliate that is Controlled by such Person.

“DIRECTV” has the meaning set forth in the preamble to this Agreement.

“DIRECTV Party Indemnitees” has the meaning set forth in Section 8.2.

“DTH” has the meaning set forth in the preamble to this Agreement.

“DTH Shares” has the meaning set forth in Recital A of this Agreement.

“DTH Shares Call Option” has the meaning set forth in Section 6.1.

“Effective Date” has the meaning set forth in Recital D of this Agreement.

“Existing Confidentiality Agreements” has the meaning set forth in Annex A to the Participation Agreement.

“Final Determination” means the final resolution of liability for income tax for a taxable period: (a) by the filing of IRS Form 870 or 870-AD or any successor form thereto; (b) by a decision, judgment, decree or other order of a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code; or (d) by any other final disposition, including by reason of expiration of the applicable statute of limitations or by mutual agreement of the parties.

“First Amendment to MCOP Partnership Agreement” means the First Amendment to Agreement of General Partnership of MCOP attached hereto as Annex B.

“Globo” has the meaning set forth in the preamble to this Agreement.

“Globo Group” means Globo, its Controlled Affiliates and, for so long as Globo and TV Globo Ltda. are under common Control, TV Globo Ltda. and its Controlled Affiliates.

“Globo Party Indemnitees” has the meaning set forth in Section 8.3.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Consents” means all consents, filings, permits, registrations, declarations and approvals of Governmental Authorities that are necessary in order to consummate the transactions contemplated by this Agreement.

“Initial Closing” has the meaning set forth in Section 5.2.

“Interests” means, collectively, the Techco Interest, the Sky Partners Interest and the MCOP Interest.

“IRS” has the meaning set forth in Section 2.3(b)(iv).

“IRS Tax Audit” has the meaning set forth in Section 2.3(b)(iv).

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Consents and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Liability” means any liability or obligation of any kind whatsoever (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured, whether liquidated or unliquidated and whether due or to become due).

“Liability Relief” has the meaning set forth in Recital D of this Agreement.

“Liberty” has the meaning set forth in Recital E of this Agreement.

“Liberty MCOP” means Liberty Multi-Country DTH, Inc., a Colorado corporation and a Controlled Affiliate of Liberty as of the date hereof and, following the consummation of the Liberty Transactions, a Controlled Affiliate of DIRECTV.

“Liberty Transactions” has the meaning set forth in Recital E of this Agreement.

“Lien” means any lien, mortgage, pledge, security interest, deed of trust, option, order, decree, judgment, restriction, charge, claim, voting agreement, liability or encumbrance of any kind whatsoever.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C.§18-101, et seq., as amended from time to time (and any corresponding provisions of succeeding law)

“Loss” means any claims, demands, damage, disbursement, expense, tax, liability, judgment, loss, deficiency, obligation, penalty, royalty, Litigation, settlement or out-of-pocket cost, of any kind or nature (whether civil or criminal, or based on negligence, trespass, intentional tort, strict liability, contribution or indemnification, whether absolute or contingent, accrued or unaccrued, liquidated or unliquidated or otherwise and whether or not resulting from third party claims), whether foreseeable or unforeseeable, including interest or other carrying costs, penalties, and related reasonable legal, accounting and other professional fees and expenses (including in connection with the investigation or defense of any of the foregoing or in asserting, preserving or enforcing rights).

“MCOP” has the meaning set forth in Recital B of this Agreement.

“MCOP Call Option” has the meaning set forth in Section 6.1(a).

“MCOP Interest” means DTH’s 30% general partner interest in MCOP or DTH’s 30% member interest in MCOP LLC, as applicable, and all of DTH’s rights, title and interest in, to, under and in respect thereto (including under the MCOP Partnership Agreements and the MCOP LLC Agreement), including all of DTH’s interest in the profits, losses and capital of MCOP or MCOP LLC, as applicable, attributable thereto.

“MCOP LLC” has the meaning set forth in Section 4.1(ii).

“MCOP LLC Agreement” has the meaning set forth in Section 4.1(ii).

“MCOP Partnership Agreements” means, collectively, each of the agreements set forth in Exhibit 1 attached hereto, as the same may be amended, restated or replaced by the MCOP LLC Agreement as contemplated in this Agreement.

“MCOP Transponder Agreement” has the meaning set forth in Recital C of this Agreement.

“News” has the meaning set forth in Recital D of this Agreement.

“News Transactions” has the meaning set forth in Recital E of this Agreement.

“Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, the articles of association, bylaws, stockholders agreement or comparable organizational documents for such Person.

“PanAmSat” has the meaning set forth in Recital C of this Agreement.

“PanAmSat Guaranty” means that certain Guaranty, dated March 5, 1998, in favor of PanAmSat, pursuant to which Globo severally (and not jointly) guaranteed 30% of the obligations of MCOP under the MCOP Transponder Agreement.

“Partnership Act” means the Delaware Revised Uniform Partnership Act, 6 Del. C.§15-101, et seq., as amended from time to time (and any corresponding provisions of succeeding law).

“Partnership Agreements” means, collectively, the MCOP Partnership Agreements, the Sky Partners Partnership Agreements and the Techco Partnership Agreements.

“Participation Agreement” has the meaning set forth in Recital E of this Agreement.

“Parties” means Globo, DTH and DIRECTV.

“Permitted Liens” means any Liens under applicable securities laws or under the Partnership Agreements or the Transaction Documents, other than any restriction under such documents limiting or prohibiting Globo’s ability to make the transfers necessary to consummate the transactions contemplated by this Agreement.

“Person” means any natural person, firm, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Programco” means Sky Entertainment Programming Latin America, LLC, a Delaware limited liability company and a wholly owned subsidiary of Serviceco.

“Related Transactions” has the meaning set forth in Recital F of this Agreement.

“Serviceco” means Sky Latin America, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sky Partners.

“SESLA” means SESLA, Inc., a Delaware corporation and a Controlled Affiliate of News as of the date hereof and, following the consummation of the News Transactions, a Controlled Affiliate of DIRECTV.

“Sky Partners” has the meaning set forth in Recital B of this Agreement.

“Sky Partners Interest” means DTH’s 30% general partner interest in Sky Partners, and all of DTH’s rights, title and interest in, to, under and in respect thereto (including under the Sky Partners Partnership Agreements), including all of DTH’s interest in the profits, losses and capital of Sky Partners attributable thereto.

“Sky Partners Partnership Agreements” means, collectively, each of the agreements set forth in Exhibit 2 attached hereto.

“Subsequent Closing” has the meaning set forth in Section 5.4.

“Subsequent Closing Date” has the meaning set forth in Section 5.4.

“Techco” has the meaning set forth in Recital B of this Agreement.

“Techco Interest” means DTH’s 30% general partner interest in Techco, and all of DTH’s rights, title and interest in, to, under and in respect thereto (including under the Techco Partnership Agreement), including all of DTH’s interest in the profits, losses and capital of Techco attributable thereto.

“Techco Partnership Agreements” means, collectively, each of the agreements set forth in Exhibit 3 attached hereto.

“Televisa” has the meaning set forth in Recital E of this Agreement.

“Televisa MCOP” means Televisa MCOP Holdings, Inc., a Delaware corporation and a Controlled Affiliate of Televisa.

“Televisa Transactions” has the meaning set forth in Recital E of this Agreement.

“Transaction Documents” means, collectively, any agreements or documents required to be delivered pursuant to this Agreement.

“Transferred Interests” means, collectively, the Techco Interest and the Sky Partners Interest.

ARTICLE 2

PURCHASE AND SALE OF THE TRANSFERRED INTERESTS

AND THE DTH SHARES

2.1 Purchase of Techco Interest and Sky Partners Interest at the Initial Closing. Subject to delivery of the documents set forth in Section 5.3, at the Initial Closing:

(a) DTH shall (and Globo shall cause DTH to) sell, assign and transfer to DIRECTV or its designee, and DIRECTV shall purchase or shall cause such designee to purchase from DTH, (i) the Sky Partners Interest, free and clear of all Liens (other than Permitted Liens), and (ii) the Techco Interest, free and clear of all Liens (other than Permitted Liens), effective as of the Effective Date, in each case through the execution and delivery of the Assignment and Assumption of Partnership Interests, as set forth in Section 5.3(a)(v) and Section 5.3(b)(v).

(b) Globo shall cause DTH to assign to DIRECTV or its designee, and DIRECTV shall assume or shall cause such designee to assume, all of DTH’s rights and obligations in, to, under and in respect of each of the Sky Partners Partnership Agreements and the Techco Partnership Agreements, effective as of the Effective Date, in each case through the execution and delivery of the Assignment and Assumption of Partnership Interests as set forth in Section 5.3(a)(v) and Section 5.3(b)(v).

2.2 Purchase of DTH Shares at the Subsequent Closing. Subject to satisfaction or waiver of the conditions set forth in Section 2.3 below, at the Subsequent Closing, upon the payment to Globo of US$100 (the “Amount”) by DIRECTV or its designee, Globo shall sell, assign and transfer to DIRECTV or its designee, and DIRECTV shall purchase or shall cause such designee to purchase from Globo, the DTH Shares free and clear of all Liens (other than Permitted Liens).

2.3 Conditions to Subsequent Closing.

(a) Conditions to Each Party’s Obligations. The obligations of the Parties under this Agreement to consummate the Subsequent Closing are subject to the satisfaction, or waiver by the Party seeking to enforce the condition in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect (A) preventing the consummation of the Subsequent Closing, or (B)

threatening material adverse action against any Party if the Subsequent Closing is consummated (each Party agreeing to use its commercially reasonable efforts to have any such order, injunction or threat lifted or withdrawn).

(ii) No action shall have been taken nor any Law shall have been enacted by any Governmental Authority after the date hereof that makes the consummation of the Subsequent Closing illegal.

(iii) The Parties shall have obtained (the “CNTV Condition”) (A) the approval by the Colombian Comisión Nacional de Televisión (the “CNTV”) of, or confirmed that the CNTV has no objection to, the transfer of control of Sky Colombia, S.A. to DIRECTV (the “CNTV Consent”) or (B) an opinion of counsel reasonably satisfactory to the Parties that the CNTV Consent is not required.

(iv) All Governmental Consents set forth in Schedule 3.1(d) and Schedule 3.2(d) shall have been obtained.

(b) Conditions to DIRECTV’s Obligations. The obligations of DIRECTV under this Agreement to consummate the Subsequent Closing are subject to, in addition to the conditions set forth in Section 2.3(a), the satisfaction, or waiver by DIRECTV in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) The representations and warranties made by each of Globo and DTH in this Agreement shall be true and correct on and as of the Subsequent Closing Date as though such representations and warranties were made on and as of such date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date; and

(ii) Each of Globo and DTH shall have complied in all material respects with all covenants hereunder required to be complied with by it prior to the Subsequent Closing Date.

(iii) Each of Globo and DTH shall have delivered to DIRECTV a certificate duly executed by one of its authorized officers certifying satisfaction of the conditions to the Subsequent Closing set forth in Section 2.3(b)(i) and Section 2.3(b)(ii).

(iv) There shall have occurred a Final Determination and (x) such Final Determination shall have resulted in zero liability for both MCOP and DTH for income tax with respect to the audit currently pending before the U.S. Internal Revenue Service (the “IRS”) relating to adjustments under Section 482 of the Internal Revenue Code with respect to MCOP for the years 1998 through 2000 (the “IRS Tax Audit”) or (y) any liabilities of DTH resulting from such Final Determination shall have been paid and DTH shall have provided evidence to DIRECTV of such payment.

(c) Conditions to Globo’s and DTH’s Obligations. The obligations of each of Globo and DTH under this Agreement to consummate the Subsequent Closing are subject to, in addition to the conditions set forth in Section 2.3(a), the satisfaction, or waiver by each of Globo and DTH in its sole discretion, at or prior to the Subsequent Closing of each of the following conditions:

(i) The representations and warranties made by DIRECTV in this Agreement shall be true and correct on and as of the Subsequent Closing Date as though such representations and warranties were made on and as of such date, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date; and

(ii) DIRECTV shall have complied in all material respects with all covenants hereunder required to be complied with by DIRECTV prior to the Subsequent Closing Date.

(iii) DIRECTV shall have delivered to each of DIRECTV and DTH a certificate duly executed by one of its authorized officers certifying satisfaction of the conditions to the Subsequent Closing set forth in Section 2.3(c)(i) and 2.3(c)(ii).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Globo and DTH. As of the date hereof and as of a Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation and warranty shall be made as of such date), Globo and DTH hereby jointly and severally represent and warrant to DIRECTV as follows:

(a) Due Organization. Globo is a sociedade anônima duly organized and validly existing under the laws of the Federative Republic of Brazil. DTH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. Each of Globo and DTH has the requisite corporate or other similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each of Globo, DTH and their Affiliates has the requisite corporate or other similar power and authority to execute and deliver each Transaction Document to which it shall be a party and to perform its obligations thereunder. Each of Globo and DTH has the requisite corporate power and authority to cause its Affiliates to take the actions specified herein to be taken thereby.

(c) Binding Obligation. This Agreement has been duly executed and delivered by each of Globo and DTH, and when executed and delivered in accordance with this Agreement each Transaction Document to which Globo, DTH or their Affiliates shall be a party, shall have been duly authorized, executed and delivered, and this Agreement constitutes, and when so executed and delivered by Globo, DTH or such Affiliate each Transaction Document to which Globo, DTH or its Affiliates shall be a party shall constitute, the valid and binding obligation of Globo, DTH or such Affiliates, enforceable against Globo, DTH or such Affiliates in accordance with their respective terms.

(d) No Conflicts, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by each of Globo or DTH (or any of their Affiliates that is or will be a party thereto) and the consummation of the transactions contemplated hereby and thereby do not and will not violate, conflict with, contravene, result in a violation or breach of or default under, or give rise to the creation of a right of first refusal or similar right or require any payment under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets (including the Interests) of Globo, DTH or such Affiliates under, (i) any provision of any of the Organizational Documents of Globo, DTH or such Affiliates or any of the Partnership Agreements, (ii) any Contract to which Globo, DTH or such Affiliate is a party or by which its properties or assets (including the Interests) may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Globo’s, DTH’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder. Except for the CNTV Consent or as set forth on Schedule 3.1(d) (which such schedule may be updated by Globo with respect to Governmental Consents only in the event of a relevant change in applicable Law (or interpretation thereof by a Governmental Authority)), no Consent is required to be obtained or made by Globo, DTH or such Affiliate in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on Globo’s, DTH’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder.

(e) DTH Capitalization. As of the date hereof, the authorized capital stock of DTH consists solely of 1,000 shares of Common Stock. The DTH Shares are the only outstanding capital stock of DTH. All of the DTH Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. No shares of capital stock of DTH are held in the treasury of DTH or have been reserved for any purpose. There are no outstanding (i) securities convertible into or exchangeable or exercisable for any capital stock of DTH or other securities of DTH, (ii) options, rights (preemptive or otherwise) or warrants or other rights to purchase or to subscribe for any capital stock or other securities of DTH, or (iii) Contracts affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock or other securities of DTH, except as contemplated in this Agreement.

(f) Title to DTH Shares. Globo has record and beneficial ownership of all of the DTH Shares. Globo has good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of the DTH Shares, with full right and lawful authority to sell and transfer the DTH Shares to DIRECTV pursuant to this Agreement. At the Subsequent Closing, DIRECTV or its designee will acquire good, valid and marketable title to the DTH Shares, free and clear of all Liens (other than Permitted Liens), except any Liens or Permitted Liens created by DIRECTV or such designee or their respective Affiliates.

(g) Title to Interests. The Interests represent all of Globo’s and DTH’s direct and indirect interest in each of Sky Partners, Techco and MCOP and such Interests are duly authorized and issued in accordance with the applicable terms of the Partnership

Agreements. As of the date hereof, to the actual knowledge of Globo (without inquiry), (i) Sky Partners has record and beneficial ownership of all outstanding equity and other ownership interests of Serviceco and (ii) Serviceco has record and beneficial ownership of all outstanding equity and other ownership interests of ProgramCo. At the Initial Closing, DIRECTV or its designee will acquire all right, title and interest in, under and to each of the Sky Partners Interest and the Techco Interest, free and clear of all Liens (other than Permitted Liens), except any Liens or Permitted Liens created by DIRECTV or such designee or their respective Affiliates. As of the Subsequent Closing Date, DTH will own and hold all right, title and interest in, under and to the MCOP Interest, free and clear of all Liens (other than Permitted Liens) or Liens created by DIRECTV or its designee or their respective Affiliates. Except as required under any of the Related Transactions or as set forth in any of the Partnership Agreements, to the actual knowledge of Globo (without inquiry), there are no outstanding (i) securities convertible into or exchangeable or exercisable for the partnership interests of MCOP, Sky Partners or Techco, or other securities of MCOP, Sky Partners or Techco, (ii) options, rights (preemptive or otherwise), or warrants or other rights to purchase or to subscribe for any partnership interests or other securities of MCOP, Sky Partners or Techco; or (iii) Contracts affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of the partnership interests or other securities of MCOP, Sky Partners or Techco.

(h) Organizational Documents. DTH is not in violation, breach or default of or under any of its Organizational Documents.

(i) No Other Operations or Liabilities. Other than with respect to, arising out of, or in connection with the Interests (including DTH’s rights and obligations under the Partnership Agreements, as a general partner of MCOP, Sky Partners and Techco and in connection with the IRS Tax Audit), DTH (i) does not conduct, and has never conducted, any business or operations of any kind whatsoever, (ii) does not hold or own and has never held or owned, any right, title or interest in, under or to any assets or property of any kind whatsoever other than cash that DTH holds from time to time and (iii) is not subject to, and has never been subject to, any Liabilities except for (x) any Liabilities owed to Globo which have or shall have been released or satisfied on or prior to the Subsequent Closing Date and (y) Liabilities associated with the Company’s formation or continuation of its corporate existence. Any amounts due and payable on or prior to the Subsequent Closing Date with respect to the Company’s formation or continuation of its corporate existence shall have been satisfied in full by or on the behalf of DTH on or prior to the Subsequent Closing Date.

3.2 Representations and Warranties of DIRECTV. As of the date hereof and as of each Closing (except to the extent any representation or warranty is made as of a specified date, in which case such representation and warranty shall be made as of such date), DIRECTV hereby represents and warrants to Globo as follows:

(a) Due Organization. DIRECTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Authority. DIRECTV has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and each of DIRECTV and its Affiliates has the requisite corporate or other similar power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. DIRECTV has the requisite corporate power and authority to cause its Affiliates to take the actions specified herein to be taken thereby.

(c) Binding Obligation. This Agreement has been duly executed and delivered by DIRECTV, and when executed and delivered in accordance with this Agreement each Transaction Document to which DIRECTV or its Affiliates shall be a party, shall have been duly authorized, executed and delivered by DIRECTV and such Affiliates, and this Agreement constitutes, and when so executed and delivered each Transaction Document to which DIRECTV or its Affiliates shall be a party shall constitute, the valid and binding obligation of DIRECTV and such Affiliates, enforceable against DIRECTV and such Affiliates in accordance with their respective terms.

(d) No Conflicts, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by DIRECTV (or any of its Affiliates that is a party thereto) and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, contravene, result in a violation or breach of or default under, or give rise to the creation of a right of first refusal, or similar right or require any payment under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of DIRECTV or such Affiliates under, (i) any provision of any of the Organizational Documents of DIRECTV or such Affiliates, (ii) any Contract to which DIRECTV or such Affiliate is a party or by which its properties or assets may be bound, except, in the case of this clause (ii), for violations, breaches and defaults that, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on DIRECTV’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder. Except for the CNTV Consent or as set forth on Schedule 3.2(d) (which such schedule may be updated by DIRECTV with respect to Governmental Consents only in the event of a relevant change in applicable Law (or interpretation thereof by a Governmental Authority)), no Consent is required to be obtained or made by DIRECTV or such Affiliates in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not reasonably be expected to have or result in a material adverse effect on DIRECTV’s or such Affiliate’s right or ability to perform its obligations hereunder or thereunder.

(e) Investment Purposes. As of the Initial Closing, DIRECTV or its designee is acquiring the Sky Partners Interest and the Techco Interest, and as of the Subsequent Closing Date DIRECTV or its designee is acquiring the DTH Shares, for its own account for investment purposes, and not with a view to, or for resale in connection with, any distribution thereof and acknowledges that such interests or shares cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE 4

CERTAIN COVENANTS

4.1 MCOP Organizational Documents.

(a) The Parties shall cause the following actions with respect to MCOP to be taken immediately following the Initial Closing (provided that Globo’s and DTH’s obligations shall be limited to DTH executing and delivering the documents contemplated by clause (i) below and negotiating in good faith the documents contemplated in clause (iii) below):

(i) the then current partners in MCOP (i.e., SESLA holding a 30% general partner interest, Liberty MCOP holding a 10% general partner interest, DTH holding a 30% general partner interest and Televisa MCOP holding a 30% general partner interest) shall execute and deliver to each other the First Amendment to Agreement of General Partnership of MCOP; then

(ii) DIRECTV shall cause MCOP to be converted into a Delaware limited liability company named Sky Multi-Country Partners, LLC (“MCOP LLC”), pursuant to Section 18-214 of the LLC Act and Section 15-903 of the Partnership Act; then

(iii) the members of MCOP LLC (i.e., SESLA holding a 30% member interest, Liberty MCOP holding a 10% member interest, DTH holding a 30% member interest and Televisa MCOP holding a 30% member interest) shall negotiate in good faith the terms and conditions of a Limited Liability Company Operating Agreement of MCOP LLC (the “MCOP LLC Agreement”) and a Unanimous Written Consent of Members relating to the operations of MCOP in Colombia.

4.2 Confidentiality/Publicity. This Agreement is subject to Section 8.1 and Sections 8.2(c) – (e) of the Participation Agreement, which Sections are hereby incorporated herein by reference, and the Parties agree that for purposes of this Agreement, the term “Transaction Agreement” as used in such Sections shall include the Transaction Documents and the term “Confidential Information” shall include the Books and Records.

4.3 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each Party will use all reasonable best efforts to take or cause to be taken all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective in the most expeditious manner practicable, the transactions contemplated by this Agreement, including to effect and obtain all necessary Consents, if any, from any Governmental Authority (including the CNTV Consent) and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority. Each Party will promptly consult with the other Party and provide necessary information with respect to all filings made by such Party with any agency or authority in connection with this Agreement and the transactions contemplated hereby. Each of the Parties further agrees to copy the other Parties on all such correspondence relating to this Section 4.3. Each of the Parties shall: (i) consult with one another prior to any filing or application relating to the transactions contemplated by this Agreement, (ii) share all relevant information relating to such filings and conversations, and (iii) provide each other with advance notice of any meetings regarding such filings or other communications and, at any other Party’s request, the opportunity to participate in such meetings and conversations.

4.4 Operating Covenants. Except as may be expressly provided in this Agreement (including Section 4.5) or as expressly required by Law, from and after the date hereof until the Subsequent Closing Globo shall not, and shall cause its Affiliates not to: (a) sell, transfer, pledge, encumber, assign or otherwise dispose of any DTH Shares; (b) grant any proxies for any DTH Shares; (c) deposit any DTH Shares into a voting trust or enter into a voting agreement with respect to any DTH Shares, or tender or exchange any DTH Shares in any transaction; (d) issue any capital stock of DTH, any options, warrants or other rights to subscribe for or purchase any such capital stock, any securities convertible into or exchangeable or exercisable for such capital stock, or issue or sell any securities of any kind whatsoever of DTH; (e) redeem, purchase or otherwise acquire any DTH Shares; (f) permit DTH to effect a split, reclassification or other change in or of the DTH Shares or liquidate or wind up; (g) unless specifically contemplated hereunder, enter into or effect any merger, consolidation, amalgamation or other business combination, or the acquisition, disposition, reorganization, restructuring, recapitalization, tender offer or exchange offer (or any other transaction which has the same effect as any of the foregoing), with respect to DTH or the DTH Shares; (h) amend the certificate of incorporation, bylaws or other Organizational Documents of DTH in a manner adverse to the rights of DIRECTV hereunder; (i) permit DTH to borrow any funds, or directly or indirectly guarantee or agree to guarantee the Liabilities of others; (j) permit DTH to make any loan or advance to any Person; (k) permit a Lien to be placed on any of DTH’s assets (including the MCOP Interest) (other than by the United States Treasury Department or the IRS in connection with the IRS Tax Audit); (l) permit DTH to violate any Laws; (m) take any action, or permit any action to be taken, which is intended or reasonably likely to have the effect of causing any of Globo’s or DTH’s representations or warranties hereunder to be untrue or incorrect as of the Subsequent Closing (including Section 3.1(d)) or otherwise preventing or disabling Globo or its Affiliates from having the right or ability to perform its obligations under this Agreement; (n) sell, transfer, pledge, encumber or otherwise dispose of the MCOP Interest (other than voluntarily or involuntarily in connection with the IRS Tax Audit); (o) fail to maintain the valid existence and good standing of DTH under the laws of the State of Delaware; or (p) enter into any Contract with respect to any of the foregoing.

4.5 Certain DTH Matters. Notwithstanding anything to the contrary in this Agreement, (i) Globo shall have no obligation to provide any funding of any nature whatsoever to, or any guarantees for the benefit of, DTH; (ii) the parties acknowledge that the existence of Liabilities of DTH as a general partner of each MCOP, Sky Partners and Techco shall not constitute a breach of this Agreement; (iii) nothing in this Agreement shall prohibit Globo or its Affiliates other than DTH from entering into or effecting any merger, consolidation, amalgamation or other business combination, or reorganization, restructuring, recapitalization, tender offer or exchange offer (or any other transaction which has the same effect as any of the foregoing) with respect to Globo or such Affiliates; (iv) any action or omission (including any Liens placed on the assets of DTH, any liquidation or winding up of DTH in connection with a bankruptcy or similar proceeding with respect to DTH and any failure to maintain DTH’s corporate existence or good standing under the laws of the State of Delaware) by Globo, DTH or their Affiliates following a judgment against DTH obtained by, or initiation of a bankruptcy or similar proceeding with respect to DTH by, a creditor of DTH in respect of Liabilities relating to, arising out of or in connection with the Interests (including the IRS Tax Audit) shall not constitute a breach of Section 4.5 or any representations or warranties made by Globo or DTH in, or any other provisions of, this Agreement; and (v) DTH may authorize and issue to Globo additional shares of capital stock and may effect a split, reclassification or other change in or of the outstanding stock of DTH that is not adverse to the rights of DIRECTV hereunder, provided that following any such transaction Globo shall continue to directly own 100% of the outstanding capital stock of DTH and in such case references in this Agreement to “DTH Shares” shall be to all such shares of capital stock. Globo shall give DIRECTV written notice reasonably promptly after the occurrence of any judgment (or suit or proceeding seeking such a judgment) or initiation of a bankruptcy or similar proceeding described in clause (iv) above.

ARTICLE 5

THE CLOSINGS

5.1 Place of Closings. The Closings of the transactions contemplated in this Agreement shall take place at the offices of Debevoise & Plimpton LLP located at 919 Third Avenue, New York, NY 10022, U.S.A., or such other location as shall be mutually agreeable to the Parties. Each of the Closings shall be deemed to occur as of the close of business on the respective Closing Date.

5.2 Initial Closing Date. The Closing of the transactions described in Section 2.1 (the “Initial Closing”) shall take simultaneously with the execution and delivery of this Agreement, and shall be effective as of the Effective Date.

5.3 Initial Closing Deliveries.

(a) DTH’s Initial Closing Deliveries. On or prior to the Initial Closing, Globo or DTH shall have delivered or cause to be delivered to DIRECTV each of the following:

(i) three (3) original counterparts to the Acknowledgement, Consent and Agreement attached as Annex E hereto, duly executed by Globo;

(ii) three (3) original counterparts to the Release of Televisa attached as Annex F, duly executed by Globo;

(iii) three (3) executed original counterparts to the Release of Liberty, attached as Annex G, duly executed by Globo;

(iv) three (3) executed original counterparts to the Release of News, attached as Annex H, duly executed by Globo;

(v) the Assignment and Assumption of Partnership Interests, duly executed by DTH; and

(vi) the First Amendment to MCOP Partnership Agreement, duly executed by DTH.

(b) DIRECTV’s Initial Closing Deliveries. On or prior to the Initial Closing, DIRECTV shall have delivered or cause to be delivered to Globo each of the following:

(i) the Acknowledgement, Consent and Agreement attached as Annex I hereto, duly executed by News;

(ii) the Acknowledgement, Consent and Agreement attached as Annex J hereto, duly executed by Liberty;

(iii) the Acknowledgement, Consent and Agreement attached as Annex K hereto, duly executed by Televisa;

(iv) the Release of Globo attached as Annex L hereto, duly executed by News, Televisa and Liberty;

(v) the Assignment and Assumption of Partnership Interest, duly executed by DIRECTV or its designee; and

(vi) the First Amendment to MCOP Partnership Agreement, duly executed by the partners of MCOP other than DTH.

5.4 Subsequent Closing Date. The Closing of the transactions described in Section 2.2 (the “Subsequent Closing”) shall take place on the third Business Day immediately following the day on which all of the conditions set forth in Section 2.3 shall be satisfied or waived, or at such other time and place as the Parties shall agree (the “Subsequent Closing Date”).

5.5 Subsequent Closing Deliveries.

(a) Globo’s Subsequent Closing Deliveries. At the Subsequent Closing, Globo shall deliver or cause to be delivered to DIRECTV:

(i) a certificate(s) representing the DTH Shares, duly endorsed in blank or with duly executed stock powers attached;

(ii) the certificate of incorporation of DTH, as amended, as certified by the Secretary of the Company as of the Subsequent Closing Date as being true, correct and complete, and as certified by the Secretary of State of the State of Delaware not more than five (5) days prior to the Subsequent Closing Date;

(iii) the bylaws of DTH, as amended, as certified by the Secretary of the Company as being true, correct and complete;

(iv) a good standing certificate for DTH as of a date not more than five (5) days prior to the Subsequent Closing Date issued by the Secretary of State of the State of Delaware;

(v) the minute books and stock ledger of DTH;

(vi) the written resignations of all of the current members of the Board of Directors of DTH (effective as of the Subsequent Closing Date);

(v) the certificate pursuant to Section 2.3(b)(iii); and

(vi) such other documents as DIRECTV may reasonably request to give effect to the transactions contemplated at the Subsequent Closing.

(b) DIRECTV’s Closing Deliveries. At the Subsequent Closing, DIRECTV shall:

(i) pay or cause to be paid to Globo the Amount;

(ii) deliver or cause to be delivered to Globo the certificate pursuant to Section 2.3(c)(iii); and

(iii) deliver or cause to be delivered to Globo such other documents as Globo may reasonably request to give effect to the transactions contemplated at the Subsequent Closing.

ARTICLE 6

CERTAIN ADDITIONAL RIGHTS OF DIRECTV

6.1 Call of MCOP Interest. Notwithstanding anything to the contrary contained in this Agreement, if the Subsequent Closing has not occurred prior to the tenth anniversary of date hereof, DIRECTV shall have the right at any time thereafter to elect, in its sole discretion (without the consent of Globo or any of its Affiliates), by providing written notice thereof to Globo:

(a) (i) to require Globo, if all of the conditions set forth in Article 3 have been satisfied or waived, to cause DTH to sell to DIRECTV or its designee the MCOP Interest (the “MCOP Call Option”) on the terms set forth in this Agreement for the Subsequent Closing (with such adjustments as are necessary to reflect the differences between the DTH Shares and the MCOP Interest)); and (ii) to require Globo to cause DTH to assign to DIRECTV or such designee all of DTH’s rights and obligations in, under, and in respect of the MCOP Partnership Agreements, provided that DIRECTV or such designee assumes all such rights and obligations; or

(b) to terminate DIRECTV’s obligations hereunder to consummate the Subsequent Closing, in which case this Agreement shall terminate in accordance with Section 8.1,

provided that the failure of the Subsequent Closing to occur by the tenth anniversary of the date hereof shall not have been as a result of the material breach of DIRECTV of its obligations hereunder.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 No Rights or Obligations for Globo Regarding the MCOP Platform.

(a) Initial Closing. From and after the Initial Closing, Globo and its Affiliates shall have no further rights or obligations under the DTH Techco Agreements (as defined in Annex A to the Participation Agreement), the Sky Partners Partnership Agreements or the Techco Partnership Agreements (except to the extent of any obligation consistent with the Participation Agreement and the other Transaction Agreements (as defined in Annex A to the Participation Agreement) as a quotaholder in Sky Brasil (as defined in Annex A to the Participation Agreement)) and shall cease to be a partner (or any other equityholder) in each of Techco and Sky Partners. From and after the Initial Closing, Globo and its Affiliates shall have no obligation to provide any Quotaholder Funding (as defined in Annex A to the Participation Agreement) to, or any guarantees for the benefit of, MCOP, Techco, Sky Partners, Programco, Serviceco or any of their respective subsidiaries.

(b) Subsequent Closing. From and after the Subsequent Closing, Globo and its Affiliates shall have no further rights or obligations under the MCOP Agreements (except to the extent of any obligation consistent with the Participation Agreement and the other Transaction Agreements (as defined in Annex A to the Participation Agreement) as a quotaholder in Sky Brasil (as defined in Annex A to the Participation Agreement)) and shall cease to be a partner (or any other equityholder) in MCOP.

(c) Releases. Nothing in this Section 7.1 shall be deemed to limit any terms of the Release of Globo delivered pursuant to Section 5.3(b)(iv).

7.2 Books and Records. From and after any Subsequent Closing, Globo shall use reasonable efforts to deliver to DIRECTV the Books and Records of DTH (which Globo shall be entitled to keep copies of) as soon as practicable and in any event within 45 days after such Subsequent Closing. Until Globo has delivered such Books and Records of DTH to DIRECTV, Globo shall, upon the reasonable request of DIRECTV, provide reasonable access to DIRECTV to such Books and Records during normal business hours.

ARTICLE 8

TERMINATION; INDEMNIFICATION

8.1 Termination. This Agreement shall be terminated only upon (i) the agreement of the Parties to terminate this Agreement or (ii) the exercise DIRECTV of its right pursuant to Section 6.1(b) to terminate this Agreement. Upon any such termination, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any Party hereto, or any of its officers, directors, representatives, stockholders or Affiliates, except for any liability resulting from any breach of this Agreement and except as set forth in Articles 8 or 9.

8.2 Survival. All representations, warranties, covenants, indemnities and other agreements made herein by any Party shall survive the execution and delivery of this Agreement, any investigation, audit or inspection at any time made by or on behalf of any Party, and the Closings, without limitation, except for Section 3.1(d) and 3.2(d) which shall survive for a period ending on the first anniversary of the Subsequent Closing Date.

8.3 Indemnification by Globo. Subject to the provisions of this Article 8, Globo shall defend, indemnify and hold harmless DIRECTV and its Affiliates, and each officer, director, employee, representative and successor and permitted assign of any of the foregoing (collectively, the “DIRECTV Party Indemnitees”), from and against, and pay or reimburse the applicable DIRECTV Party Indemnitee for, any and all Losses resulting from or arising out of: (i) any inaccuracy in any representation or warranty when made or deemed made by Globo herein; and (ii) any failure of Globo or any of its Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof. Notwithstanding anything to the contrary in this Agreement, in no event shall Globo or its Affiliates have an obligation to indemnify DIRECTV, any of its Affiliates or any other DIRECTV Party Indemnitees for any amounts in respect of taxes, penalties or interest thereon or additions thereto, except as provided in Section 8.3(i) with respect to any such taxes, penalties, interest or additions that would constitute a breach of Section 3.1(i).

8.4 Indemnification by DIRECTV. Subject to the provisions of this Article 8, DIRECTV shall defend, indemnify and hold harmless Globo and its Affiliates, and each officer, director, employee, representative and successor and permitted assign of any of the foregoing (collectively, the “Globo Party Indemnitees”), from and against, and pay or reimburse the applicable Globo Party Indemnitee for, any and all Losses resulting from or arising out of: (i) any inaccuracy in any representation or warranty when made or deemed made by DIRECTV herein; (ii) any failure of DIRECTV or any of its Affiliates to perform any covenant or agreement hereunder or fulfill any other obligation in respect hereof, (iii) any Losses resulting from the transactions contemplated by Section 2, except for stamp, documentary and similar transfer taxes (if any) resulting therefrom; (iv) upon a transfer by News to DIRECTV of all of its equity interest in Sky Brasil, any Losses for which News indemnifies Globo and its Affiliates pursuant to Section 2.1 of the Participation Agreement; or (v) the Related Transactions.

ARTICLE 9

MISCELLANEOUS

9.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including the Exhibits, Annexes and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

9.2 Expenses. Except as otherwise specifically provided for in this Agreement, the Parties shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement, the Transaction Documents, and compliance herewith, whether or not the transactions contemplated hereby shall be consummated. DIRECTV shall cause MCOP to bear all costs and fees payable under Colombian Law with respect to obtaining the CNTV Consent.

9.3 Notices. All notices and other communications required or permitted by this Agreement shall be made in writing, and any such notice or communication shall be delivered in person, transmitted by facsimile, mailed, certified or registered mail, return receipt requested, with postage prepaid, or sent by courier service and shall be deemed given when so received if delivered personally or by facsimile (provided that a copy is also sent by certified or registered mail or by internationally recognized courier service), or if mailed, seven calendar days after the date of mailing (three calendar days in the case of an internationally recognized courier service), as follows:

Globo or DTH:

Globo Comunicações e Participações S.A.

Avenida de Afranio de Melo Franco, 135

Rio de Janeiro, 22430 – 060

Brasil

Attn: Mr. Jorge Nobrega and Mrs. Rossana Fontenele

Tel: +55-21-2540-4491

Fax: +55-21-2512-5046

with a copy to:

TV Globo Ltda.

Rua Marques de São Vicente, 30

Rio de Janeiro, 22451-040

Brasil

Attn: Ms. Simone Lahorgue Nunes

Tel: +55-21-2540-1057

Fax: 55-21-2540-1086

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

U.S.A.

Attn: Mr. Michael J. Gillespie

Tel: +1-212-909-6463

Fax: +1-212-909-6836

DIRECTV:

The DIRECTV Group, Inc.

2250 East Imperial Highway

El Segundo, CA 90245

U.S.A.

Attn: General Counsel

Tel: +1-310-964-0808

with a copy to:

DIRECTV Latin America, LLC

1211 Avenue of the Americas

New York, NY 10036

U.S.A.

Attn: General Counsel

Tel: +1-212-462-5036

Fax: +1-212-462-5060

and

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attention: Michael Lubowitz, Esq.

9.4 Governing Law; Jurisdiction.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

(b) Each of the Parties irrevocably consents and agrees that any legal action, suit or proceeding commenced to enforce any right under this Agreement shall be commenced only in the courts of the State of New York, County of New York, or of the U.S. District Court for the Southern District of New York. Each of the Parties irrevocably submits to the jurisdiction of those courts and waives, to the fullest extent permitted by law, the right to commence any such action in any other court or venue and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such courts, and any claim that any such suit, action or proceeding brought in such courts has been brought in an inconvenient forum, and further agrees that a final judgment in any such suit, action or proceeding brought in such courts shall be conclusive and binding on such Party.

(c) Each of Globo and DTH hereby irrevocably designates Corporation Service Company, with an office at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings solely with respect to the enforcement of any right under this Agreement, and such service will be deemed complete upon delivery thereof to Corporation Service Company, provided that in the case of any such service upon Corporation Service Company, the Party effecting such service will also deliver a copy thereof to Globo and DTH by facsimile and internationally recognized courier service in accordance with Section 9.3. Each of Globo and DTH will take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that Globo will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent (whether Corporation Service Company or otherwise) to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation will be substituted hereunder for the process agent with the same effect as if named herein in place of Corporation Service Company or such other agent. Nothing herein will affect the right of any Party to serve process in any other manner permitted by applicable law, provided that no service shall be deemed complete unless a copy of any such service is also delivered to DTH and Globo by facsimile and internationally recognized courier service in accordance with Section 9.3. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

(d) Each Party agrees that money damages would not be a sufficient remedy for the other Party hereto for any breach of this Agreement by it, and that in addition to all other remedies the other Party may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

9.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns.

9.6 Assignment. This Agreement shall not be assignable or otherwise transferable by any Party without the prior written consent of the other parties, and any purported assignment or other transfer without such consent shall be void and unenforceable, provided that Globo shall have the right to assign all or any part of its rights and obligations hereunder to TV Globo or any other member of the Globo Group, and provided further that DIRECTV shall have the right to assign its rights and obligations hereunder to its Controlled Affiliates. In the event of any assignment by Globo to a Controlled Affiliate, Globo shall remain responsible for the performance in full by such Controlled Affiliate, and in the event any of such assignment to TV Globo or a Controlled Affiliate of TV Globo, TV Globo shall be responsible for the performance in full by such Controlled Affiliate. In the event of any assignment by DIRECTV to a Controlled Affiliate thereof, DIRECTV shall remain responsible for the performance in full by such Controlled Affiliate.

9.7 No Third Party Beneficiaries. Except as provided in Article 8 with respect to indemnification of DIRECTV Party Indemnitees and the Globo Party Indemnitees, as applicable, nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective heirs, successors and permitted assigns.

9.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

9.9 Remedies. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity. The rights and remedies of any Party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

9.10 Entire Agreement. This Agreement, together with the Participation Agreement, the Existing Confidentiality Agreements and the Transaction Documents, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

9.11 Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, illegality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.13 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

9.14 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[signatures on following page(s)]

IN WITNESS WHEREOF, the Parties have each caused this Purchase and Sale Agreement to be duly executed and delivered on its behalf, as of the date first written above.

GLOBO COMUNICAÇÕES E
PARTICIPAÇÕES S.A.

By:	/s/ Ronnie Vaz Moreira
Name:	Ronnie Vaz Moreira
Title:	Chief of Operations

By:	/s/ Stefan Alexander
Name:	Stefan Alexander
Title:	Chief Financial Officer

DTH USA, INC.

By:	/s/ Rossana Fontenele Berto
Name:	Rossana Fontenele Berto
Title:	Vice-President

By:	/s/ Guilherme Perboyre Cavalcanti
Name:	Guilherme Perboyre Cavalcanti
Title:	Authorized Agent

THE DIRECTV GROUP, INC.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice President and CFO